EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur (Investors)
(909) 493-5611
Chris Eso (Media)
(909) 493-4013

WATSON PHARMACEUTICALS APPOINTS CATHERINE M. KLEMA
TO BOARD OF DIRECTORS

CORONA, CA — March 26, 2004 — Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, announced today that Catherine Klema has been appointed to the Company’s Board of Directors.

Ms. Klema currently is President, Nettleton Advisors LLC, a financial advisory and strategic consulting company, where she is responsible for assisting healthcare clients in developing acquisition strategies, analyzing business prospects and executing transactions.  Previously, Ms. Klema served as Managing Director, Healthcare Investment Banking, for SG Cowen Securities.  Ms. Klema also served as Head and Managing Director of Healthcare Investment Banking for Furman Selz, LLC as well as Senior Vice President for Lehman Brothers.

“We are extremely pleased to have Cathy join our Board of Directors,” said Allen Chao, Ph.D., Watson’s Chairman and Chief Executive Officer.  “Cathy’s extensive healthcare investment banking experience and expertise in strategic acquisitions will further assist Watson’s very talented Board.”  Ms. Klema is scheduled to serve as a director until the 2005 Annual Meeting of Stockholders.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes branded and generic pharmaceutical products. Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press releases and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

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